Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
KL Energy Corporation
Rapid City, South Dakota

We consent to the incorporation by reference in the prospectus constituting a part of this registration statement on Form S-1 of our report dated March 8, 2010 relating to the consolidated financial statements of KL Energy Corporation appearing in the annual report on Form 10-K of KL Energy Corporation for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the prospectus which is part of this registration statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
June 11, 2010